BARON

FUNDS

SECRETARY’S CERTIFICATE

I, Kristine Treglia, Secretary of Baron Investment Funds Trust and all series thereof, Baron Select Funds and all series thereof and Baron ETF Trust and all series thereof (collectively the “Trusts”), organized under the laws of the Commonwealth of Massachusetts and the laws of the State of Delaware, respectively, do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trusts, at a meeting held the 5th day of August 2025, at which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of the Trusts.

RESOLVED: that it is the determination of the Board, including a majority of the Independent Trustees, that the fidelity bond written by Chubb Group of Insurance Companies in the amount of $6,000,000, insuring the Baron Trusts for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act (the “Bond”), be amended to include the Trust and New ETFs and that all required steps to effectuate the amendment and the filing of the Bond with the SEC be taken; and

FURTHER RESOLVED: that, with respect to the New ETFs, it is the determination of the Board, including a majority of the Independent Trustees, that the Bond is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the New ETFs to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the New ETFs’ portfolio; and

FURTHER RESOLVED: that the Board, including a majority of the Independent Trustees, hereby approves the payment by the New ETFs of the portion of the premium for coverage under the Bond, which is determined based upon the premium that would have been paid by the New ETFs if it had provided and maintained a single insured bond, having given due consideration to all relevant factors including, but not limited to, the nature of the business activities of the New ETFs, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among the New ETFs and the other parties named as insured parties under the Bond, and the extent to which the share of the premium allocated to the New ETFs is less than the premium the New ETFs would have had to pay if it had provided and maintained a single insured bond; provided, however, that the New ETFs’ premium will not exceed the premium that would be paid if the New ETFs had provided and maintained a single insured bond; and

FURTHER RESOLVED: that the Board hereby acknowledges that certain rights and responsibilities of the New ETFs with respect to the Bond and recoveries thereunder shall be governed by the terms of the Joint Insured Fidelity Bond Agreement between the Baron Trusts, which shall be amended to include the Trust; and

FURTHER RESOLVED: that the appropriate officers of the Trust be, and each of them hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage the New ETFs, as of the date it is organized or commences operations; and

FURTHER RESOLVED: that each of the Co-Presidents, Chief Legal Officer, and the Chief Financial Officer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the New ETFs with respect to the Bond required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED: that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1, the Secretary be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the New ETFs and the New ETFs based upon the premium that would have been paid by an ETF or the New ETFs if each had provided and maintained a single insured bond, determined as of the end of the last business day of the month preceding the effective date of the change in coverage; and

FURTHER RESOLVED: that the actions taken by the appropriate officer or officers of the Trust and the Baron Trusts in respect of the matters referred to in the preceding resolutions be, and hereby are, ratified, adopted and confirmed in all respects.

Date: October 24, 2025

/s/ Kristine Treglia
Kristine Treglia
Vice President, Chief Legal Officer and Secretary